
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                            STOCK PURCHASE AGREEMENT


                                 by and between


                         GULF ISLAND FABRICATION, INC.

                                      and

        STEPHEN G. BENTON, SR., STEPHEN G. BENTON, JR., GEORGE L. BENTON
               FRANK J. BENTON, CHARLES L. BELSOM, JOHN GERRETS,
                         BUSH BENTON AND LISETTE BENTON


                         Dated as of November 12, 1997


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

                               TABLE OF CONTENTS
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ARTICLE I  PURCHASE AND SALE OF SOUTHPORT COMMON STOCK........................       1
     1.1  Purchase and Sale...................................................       1
     1.2  Closing.............................................................       1
     1.3  Purchase Price......................................................       1
     1.4  Stock Certificates..................................................       4

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS....................       4
     2.1   Ownership of Southport Common Stock................................       5
     2.2   Authority of Shareholders..........................................       5
     2.3   Agreement Valid and Binding........................................       5
     2.4   No Conflicts.......................................................       5
     2.5   Consents...........................................................       6
     2.6   Brokers; Other Transaction Expenses................................       6
     2.7   Corporate Organization.............................................       6
     2.8   Foreign Qualification..............................................       7
     2.9   Capitalization.....................................................       7
     2.10  Financial Condition................................................       7
     2.11  Absence of Changes or Events.......................................       8
     2.12  Legal Proceedings..................................................       8
     2.13  Tax Audits and Payment of Taxes....................................       8
     2.14  Benefit Plans......................................................      10
     2.15  Compliance with Applicable Laws; Permits...........................      12
     2.16  Certain Contracts..................................................      13
     2.17  Undisclosed Liabilities............................................      15
     2.18  Title to Property..................................................      16
     2.19  Insurance..........................................................      17
     2.20  Intellectual Property..............................................      17
     2.21  Environmental Matters..............................................      18
     2.22  Employee and Labor Matters.........................................      20
     2.23  Condition of Assets................................................      20
     2.24  Absence of Changes.................................................      21
     2.25  Accounts Receivable and Accounts Payable...........................      22
     2.26  Inventory..........................................................      22
     2.27  Books and Records..................................................      23
     2.28  Bank Accounts and Powers of Attorney...............................      23
     2.29  Questionable Payments..............................................      23
     2.30  Affiliate Transactions.............................................      23
     2.31  Zoning.............................................................      23
     2.32  No Misrepresentations or Omissions.................................      23
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                                       i
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ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PURCHASER......................      24
     3.1   Corporate Organization.............................................      24
     3.2   Authority; Execution and Delivery; Enforceability..................      24
     3.3   No Conflicts; Consents.............................................      24

ARTICLE IV  COVENANTS.........................................................      25
     4.1   Covenants of Seller Relating to Conduct of Southport's Business....      25
     4.2   Access to Information..............................................      26
     4.3   Confidentiality....................................................      27
     4.4   Reasonable Efforts.................................................      27
     4.5   Expenses...........................................................      27
     4.6   Employees and Employment Agreements................................      28
     4.7   Updating Information...............................................      28
     4.8   Schedules; Advice of Changes.......................................      28
     4.9   Covenant Not to Compete............................................      28
     4.10  Acquisition Proposals..............................................      29
     4.11  No Inconsistent Arrangements by the Shareholders...................      30
     4.12  Exercise of Option by Westport.....................................     .31

ARTICLE V  CONDITIONS PRECEDENT...............................................      31
     5.1   Conditions to Each Party's Obligation To Consummate the Closing....      31
     5.2   Conditions to Obligation of Purchaser..............................      31
     5.3   Conditions to Obligation of Shareholders...........................      32

ARTICLE VI TERMINATION AND AMENDMENT..........................................      33
     6.1   Termination........................................................      33
     6.2   Effect of Termination..............................................      33

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES;  INDEMNIFICATION......      33
     7.1   Survival of Representations, Warranties and Covenants..............      33
     7.2   Indemnification by the Shareholders................................      33
     7.3   Purchaser's Right of Set-Off; Limitation on Indemnification........      34

ARTICLE VIII GENERAL PROVISIONS...............................................      36
     8.1   Assignment.........................................................      36
     8.2   Third Party Beneficiaries..........................................      36
     8.3   Notices............................................................      36
     8.4   Interpretation.....................................................      37
     8.5   Counterparts; Signatures...........................................      39
     8.6   Entire Agreement...................................................      39
     8.7   Governing Law......................................................      40
     8.8   Severability.......................................................      40
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                                      ii
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     8.9   Shareholders' Representative.......................................      40
     8.10  Waiver.............................................................      40
     8.11  Amendment..........................................................      41
     8.12  Successors.........................................................      41

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement") dated as of November 12, 1997, by and among Gulf Island Fabrication, Inc., a Louisiana corporation ("Purchaser"), and Stephen G. Benton, Sr., Stephen G. Benton, Jr., George L. Benton, Frank J. Benton, Charles L. Belsom, John Gerrets, Bush Benton and Lisette Benton, the holders of all of the issued and outstanding shares of common stock (each such person, a "Shareholder" and, collectively, the "Shareholders") of Southport, Inc., a Louisiana corporation ("Southport"), sets forth the terms and conditions pursuant to which Purchaser will acquire (the "Acquisition") from the Shareholders all of the outstanding shares of common stock of Southport ("Southport Common Stock"), par value $10.00 per share.

     In consideration of the premises, mutual covenants and agreements of the parties signatory hereto (each a "Party" and, collectively, the "Parties") and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I

                  PURCHASE AND SALE OF SOUTHPORT COMMON STOCK

      1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.2), each Shareholder shall sell, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from each Shareholder, the number of shares of Southport Common Stock (the "Shares") set forth opposite such Shareholder's name on
Schedule 1.1 free and clear of all liens, encroachments, easements, encumbrances, claims, charges or restrictions of any kind whatsoever (each of the foregoing, whether choate or inchoate, a "Lien" and, collectively, "Liens"), for the Purchase Price specified in Section 1.3.

      1.2 Closing. The closing of the purchase and sale of the Southport Common Stock ("Closing") shall take place at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., 201 St. Charles Avenue, 51st Floor, New Orleans, Louisiana, at 10:00 a.m. local time on the third business day following the satisfaction or waiver of all conditions to the obligations by the Parties set forth in Article VI hereof, or at such other time and place as Purchaser and Shareholders' Representative (as defined in Section 8.9) may agree. For purposes of this Agreement, the "Closing Date" shall mean the date on which the Closing is completed.

      1.3 Purchase Price.
          --------------

          (a) Upon the terms and subject to the conditions of this Agreement, in consideration of the sale to Purchaser of the Southport Common Stock, Purchaser shall pay to Shareholders (i) the sum of $6,000,000, subject to adjustment as provided in subsection 1.3(b), (the "Initial Purchase Price") of which $4,500,000 shall be payable in cash at the Closing, and (ii) such additional cash amounts to which Shareholders shall be entitled by virtue of subsection 1.3(c) hereof (the "Deferred Purchase Price" and, collectively with the Initial Purchase Price, the "Purchase Price").

          (b) On or before the 60th day after the Closing Date, Purchaser shall furnish to the Shareholders a balance sheet of Southport as of the Closing Date (the "Closing Date Balance Sheet"), which shall be prepared by Purchaser in accordance with generally accepted accounting principles applied on a basis consistent with that of the Interim Balance Sheet. If total consolidated shareholders' equity shown on the Closing Date Balance Sheet plus the Transaction Expenses (as defined in Section 2.6) ("Adjusted Closing Date Shareholders' Equity") equals or exceeds $1,528,877, there shall be no adjustment to the Initial Purchase Price and Purchaser shall pay $1,500,000 in cash to the Shareholders within ten days after the Closing Date Balance Sheet has been delivered to the Shareholders. If the Adjusted Closing Date Shareholders' Equity is less than $1,528,877, within ten days of the delivery of the Closing Date Balance Sheet to the Shareholders, Shareholders may notify Purchaser of their disagreement with the determination of the Adjusted Closing Date Shareholders' Equity as shown on the Closing Date Balance Sheet and of the reasons for such disagreement. If the Shareholders do not so notify Purchaser, the Adjusted Closing Date Shareholders' Equity shall be as determined by Purchaser. If the Shareholders do so notify Purchaser and if the Parties have not resolved any such disagreement within twenty days after the giving of such notice, Shareholders and Purchaser shall select and submit the determination of the Adjusted Closing Date Shareholders' Equity to a nationally recognized accounting firm (the "Arbitrator"). If Purchaser and the Shareholders are unable to agree upon and select the Arbitrator within ten days after the expiration of such twenty-day period, the Arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The Parties shall cause the Arbitrator to submit its determination of the Adjusted Closing Date Shareholders' Equity as promptly as reasonably practicable. Such determination by the Arbitrator shall be binding upon the Parties. If the Adjusted Closing Date Shareholders' Equity, as determined in accordance with this subsection 1.3(b), is less than $1,528,877, the Initial Purchase Price shall be reduced by the amount of the shortfall and, within fifteen days of such determination, (i) Purchaser shall pay to the Shareholders the excess, if any, of $1,500,000 over such shortfall or (ii) the Shareholders shall deliver to the Purchaser any amount by which such shortfall exceeds $1,500,000. Interest at the Purchaser Borrowing Rate (as hereinafter defined) shall be payable on any amounts payable under this subsection 1.3 (b) from the Closing Date until paid.

          (c) (i) Purchaser shall pay to Shareholders amounts, in cash, equal to (A) the lesser of (1) one-half of Net After-Tax Income (as hereinafter defined) for the year ending December 31, 1998 and (2) $1,250,000; (B) the amount by which the lesser of (1) one-half of Net After-Tax Income for the two years ending December 31, 1999 and (2) $2,500,000 exceeds the amount payable to Shareholders pursuant to subsection 1.3(c)(i)(A); (C) the amount by which the lesser of (1) one-half of Net After-Tax Income for the three years ending December 31, 2000 and (2) $3,750,000 exceeds the aggregate amount payable to Shareholders pursuant to subsections 1.3(c)(i)(A) and (B); and (D) the amount by which the lesser of (1) one-half of Net After-Tax Income for the four years ending December 31, 2001 and (2) $5,000,000 exceeds the aggregate amounts payable to Shareholders pursuant to subsections 1.3(c)(i)(A), (B) and (C). Any payment required to be made by Purchaser to the Shareholders pursuant to subsection 1.3(c) shall be paid not later than 90 days after the end of the year to which such payment relates.

          (ii) "Net After-Tax Income" shall mean the consolidated net after-tax income or loss of Southport and the Subsidiary (as hereinafter defined), prepared in accordance with generally accepted accounting principles by the independent public accounting firm generally engaged by Purchaser as its auditor, taking into account intercompany charges and calculated as if Southport were the common parent corporation of Southport and the Subsidiary and not a member of the consolidated group of which Purchaser if the common parent, adjusted to exclude amortization of good will, if any, resulting from the Acquisition and to exclude interest, if any, payable on debt incurred by Southport and the Subsidiary or by Purchaser in connection with the Acquisition, other than interest payable by Southport or the Subsidiary (A) on debt in existence on the Closing Date, (B) on debt incurred to fund capital expenditures (including the acquisition of real property pursuant to the Option (as defined in subsection 2.18(c), if it occurs) of Southport after the Closing Date (provided, however, that for purposes of calculating Net After-Tax Income, the interest payable on any debt incurred to acquire real property pursuant to the Option may not exceed the amount of rent paid by Southport with respect to such property on the date hereof), or (C) on any other debt incurred to fund operations of Southport after the Closing Date, whether third-party debt or intercompany debt; provided, that the interest rate on such intercompany debt does not exceed the interest rate required to be paid by Purchaser under its credit agreement with First National Bank of Commerce and Whitney National Bank or any successor agreement (the "Purchaser Borrowing Rate"); and provided, further, that sales, general and administrative expenses of Southport and the Subsidiary ("SG&A") may be included in the calculation of SG&A for any year only to the extent that it does not exceed the greater of (i) SG&A for the year ended December 31, 1997, or (ii) such amount as would cause the ratio of SG&A to revenue of Southport and the Subsidiary for such year to exceed such ratio for the year ended December 31, 1997.

          (iii) The Shareholders acknowledge and agree that, notwithstanding the provisions of subsections 1.3(b) and 1.3(c), Purchaser may combine clerical, administrative, financial, insurance and other operations of Southport and the Subsidiary with those of Purchaser, may cause Southport and the Subsidiary to incur intercompany charges with respect thereto and may otherwise control the operations of Southport and the Subsidiary notwithstanding that such actions may affect the amount of Southport's Net After-Tax Income within the limits set forth in subsection 1.3(c)(ii).

          (iv) (A) At any time after Closing Purchaser may, in lieu of any payments otherwise required to be made under subsection 1.3(c)(i), pay to the Shareholders an amount (the "Early Payment Amount") equal to the maximum amount of such remaining payments, discounted to the present value of such remaining payments at the time the Early Payment Amount is paid, on the basis of a discount rate equal to 9%.

               (B) Purchaser shall not sell, transfer or otherwise dispose of a majority of the shares of voting capital stock of Southport or cause or permit Southport to sell shares of voting capital stock after which sale Purchaser shall own less than a majority of the outstanding shares of such capital stock or cause or permit Southport to merge into or with, or consolidate with, or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to, or effect a share exchange with, any corporation, partnership or other business entity or person, or voluntarily liquidate or dissolve unless, in connection with any such transaction, Purchaser shall pay to the Shareholders the Early Payment Amount; provided, however, that this subsection 1.3(c)(iv)(B) shall not apply to any transaction as a result of which Purchaser remains the owner, directly or indirectly, of a majority of the outstanding shares of voting capital stock of Southport.

               (C) If the employment of Stephen G. Benton, Jr. under the Employment Agreement between him and Southport provided for in Section 4.6 is terminated by Southport for reasons other than Cause, as defined therein, or by Stephen G. Benton, Jr. for Good Reason, as defined therein, Purchaser shall pay to the Shareholders the Early Payment Amount within 10 days of the date of such termination as such date is determined under such Employment Agreement.

          (d) Each Shareholder agrees that if, at any time after the Closing during which he or she is otherwise entitled to receive any payment by the Purchaser under subsection 1.3, such Shareholder engages in any of the activities prohibited to any Shareholder by subsection 4.9(a) or 4.9(c), such Shareholder shall forever forfeit his or her right to receive any such payment and Purchaser shall be forever relieved from making any such payment to such Shareholder. The Shareholders and Purchaser acknowledge and agree that this subsection 1.3(d) sets forth conditions upon the payment of a portion of the Purchase Price hereunder and does not restrain any Shareholder from engaging in any activity that is competitive with the business of Southport or in any other activity.

          (e) Purchaser shall pay all payments under this subsection 1.3 by wire transfer to an account and bank specified in writing (including account and routing numbers) by Shareholders' Representative on or prior to the date such payment is due. All such payments shall be allocated among Shareholders as their interests appear in Schedule 1.1, Shareholders acknowledging and agreeing that Purchaser shall have no responsibility for payment to any individual Shareholder beyond its obligation to transfer funds to the account so specified. The Shareholders, in proportion to their respective interests as shown on
Schedule 1.1, shall pay any amounts due to Purchaser under this subsection 1.3 by wire transfer to an account and bank specified in writing (including account and routing numbers) by Purchaser on or prior to date such payment is due.

     1.4 Stock Certificates. At the Closing, each Shareholder shall deliver to Purchaser certificates representing the Shares that are duly endorsed or with duly executed stock powers attached and in proper form for transfer to Purchaser.

                                 ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

          Each Shareholder warrants and represents to Purchaser, as an inducement to Purchaser, as follows:

          2.1 Ownership of Southport Common Stock. The Shareholders as a group own and have an unqualified right to, and at the Closing shall transfer to Purchaser, good, valid and marketable title to, all of the Southport Common Stock, free and clear of all Liens. The Southport Common Stock represents all equity interests owned by each such Shareholder in Southport.

          2.2 Authority of Shareholders. Each Shareholder has full power, authority and legal capacity to execute, deliver, and perform this Agreement and all other agreements and documents contemplated by this Agreement to be executed and delivered by such Shareholder in connection with the transactions contemplated hereby (all such other agreements and documents are referred to as the "Related Agreements").

          2.3 Agreement Valid and Binding. This Agreement has been, and each of the Related Agreements will be, duly executed and delivered by each Shareholder and this Agreement is, and each of the Related Agreements will be, when duly executed and delivered, the legal, valid and binding obligations of each Shareholder, enforceable against each Shareholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity. Neither the execution and delivery by such Shareholder of this Agreement or of any of the Related Agreements to which such Shareholder is a party, nor the consummation by such Shareholder of the transactions contemplated hereby or thereby, nor the compliance by such Shareholder with or fulfillment by such Shareholder of the terms and provisions hereof or thereof will (i) with or without the giving of notice or lapse of time or both, conflict with or result in a breach or violation of, or default under, or permit the acceleration of any obligation under any provision of any agreement, indenture, mortgage, lien, lease or other instrument or restriction of any kind to which such Shareholder is a party or by which such Shareholder is otherwise bound or affected, or (ii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder, except in the case of the preceding clauses, for those conflicts, breaches, violations, defaults or accelerations that would not, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the ability of such Shareholder to perform his or her obligations under this Agreement or any of the Related Agreements or to consummate the transactions contemplated by this Agreement or by any of the Related Agreements.

          2.4 No Conflicts. The execution and delivery by each Shareholder of this Agreement does not, and the execution by each Shareholder of the Related Agreements and the consummation of the Acquisition and the other transactions contemplated hereby and compliance with the terms hereof and thereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims or Liens upon any assets of Southport or its Subsidiary under any provision of: (i) the articles or certificate of incorporation or bylaws of Southport or its Subsidiary; (ii) any mortgage, loan agreement, contract or other agreement to which Southport or its Subsidiary is a party; or (iii) any judgment, order or decree ("Judgment") or statute, law (including common law) ordinance, rule or regulation ("Applicable Law") applicable to Southport or its Subsidiary, or any of their properties or assets except, in the case of clause (iii), for those that, in the aggregate, would not have a Material Adverse Effect. Except as set forth on
Schedule 2.4, no consent of, or registration, declaration or filing with any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") or any private third party is required to be obtained or made by or with respect to Southport or its Subsidiary in connection with (A) the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby or by the Related Agreements or (B) the conduct by Purchaser after the Closing Date of the business of designing, manufacturing and marketing living quarters for offshore drilling and production platforms (the "Business").

          2.5 Consents. Except as set forth on Schedule 2.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Entity (as defined in Section 2.4) or third party is required in connection with the execution and delivery of this Agreement or any of the Related Agreements by such Shareholder or the consummation by such Shareholder of the transactions contemplated hereby or thereby. All consents, approvals, waivers, orders, authorizations, registrations, declarations, filings and notices ("Consents") set forth in
Schedule 2.5 include a description of the Consent required to be obtained, given or made.

          2.6  Brokers; Other Transaction Expenses.  Except as set forth on
Schedule 2.6, (i) no Shareholder and neither Southport nor the Subsidiary has taken any action that could give rise to any claim against Purchaser, Southport or the Subsidiary for any broker's, finder's or similar fee in connection with the transactions contemplated by this Agreement or any Related Agreement, and
(ii) neither Southport nor the Subsidiary has incurred any such broker's or finder's fee or expense or any legal, accounting or other similar expense in connection with this Agreement or the transactions contemplated hereby that are not reflected in the Interim Financial Statements. (All such fees and expenses of brokers, finders, lawyers and accountants and other similar fees and expenses incurred by Southport or the Subsidiary in connection with such transactions, to the extent that they exceed $40,000 and are not reflected in the Interim Financial Statements, are referred to herein as the "Transaction Expenses").

          2.7  Corporate Organization.

          (a) Each of Southport and the Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana (in the case of Southport) and Barbados (in the case of the Subsidiary) and has the corporate power and authority necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted.

          (b) Each of Southport and the Subsidiary possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted, except for governmental franchises, licenses, permits, authorizations and approvals the absence of which, individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on the operations, assets or financial position of Southport and the Subsidiary, taken as a whole, or on the ability of Shareholders to perform their obligations under this Agreement or any of the Related Agreements ("Material Adverse Effect").

          2.8 Foreign Qualification. Schedule 2.8 sets forth the states and other jurisdictions in which Southport and the Subsidiary are qualified to do business as a foreign corporation and each state and other jurisdiction in which either corporation is doing business. Each of Southport and its Subsidiary is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to become so qualified or to be in good standing would not have a Material Adverse Effect.

          2.9  Capitalization.

          (a) The authorized capital stock of Southport consists of 30,000 shares of Common Stock, $10 par value per share. As of the date of this Agreement, there are 10,350 shares of Southport Common Stock issued and outstanding and no shares of Southport Common Stock held in Southport's treasury. The Shares held by the Shareholders constitute, in the aggregate, all of the issued and outstanding shares of Southport Common Stock. All of the issued and outstanding shares of Southport Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Southport does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Southport Common Stock or any other equity security of Southport or any securities representing the right to purchase or otherwise receive any shares of Southport Common Stock or any other equity security of Southport.

          (b) Southport International, a wholly owned subsidiary of Southport, is Southport's only direct or indirect subsidiary (the "Subsidiary").

          (c) Except for the Subsidiary, Southport does not own, directly or indirectly, an equity interest in any other business entity. Southport owns directly all of the issued and outstanding shares of the capital stock of the Subsidiary, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Subsidiary does not have, nor is it bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Subsidiary.

          2.10 Financial Condition. Southport has delivered to Purchaser its audited consolidated balance sheets of Southport and its Subsidiary as of, and the audited consolidated statements of operations and cash flows of Southport and its Subsidiary for the fiscal year ended December 31, 1996, together with the notes thereto and the opinions of Southport's independent auditors (collectively, the "Year-end Financial Statements"). The Year-end Financial Statements are true, correct and complete in all material respects, are in accordance with the books and records of Southport and its Subsidiary, have been prepared in conformity with generally accepted accounting principles as in effect from time to time ("GAAP"), consistently applied, and on that basis fairly present the financial condition, results of operations and cash flows of Southport and its Subsidiary for the periods presented. Additionally, Southport has delivered to Purchaser its unaudited monthly financial statements of Southport and its Subsidiary for the nine months ended September 30, 1997 (the "Interim Financial Statements" and, collectively with the Year-end Financial Statements, the "Southport Financial Statements"). Such monthly financial statements are in accordance with the books and records of Southport and its Subsidiary, have been prepared in accordance with GAAP consistently applied, and are true, correct and complete in all material respects except for adjustments and accruals normally made at year end. Except as set forth in the balance sheet included in the Interim Financial Statements (the "Interim Balance Sheet"), Southport and its Subsidiary do not have any liabilities or obligations of any kind or nature, whether fixed, contingent or otherwise, except for liabilities and obligations incurred in the ordinary course of the business and consistent with past practice. Copies of the Southport Financial Statements are attached hereto as Schedule 2.10.

          2.11 Absence of Changes or Events. Except as set forth on Schedule 2.11, since September 30, 1997, there has not occurred any change in the condition (financial or other) of Southport or its Subsidiary that could have a Material Adverse Effect on Southport or its Subsidiary, and none of the Shareholders of Southport has any knowledge of any threat or intention by any significant customer, supplier, or subcontractor of Southport or its Subsidiary to modify materially its business relationship with Southport or its Subsidiary. Since September 30, 1997, Southport and its Subsidiary have been operating in the ordinary course and in substantially the same manner as previously operated and all reasonable efforts have been made consistent with past practices to preserve the relationships of Southport and its Subsidiary with customers, suppliers and others with whom each deals. Since September 30, 1997, except as set forth on Schedule 2.11, neither Southport nor its Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Article IV.

          2.12 Legal Proceedings. Except as set forth on Schedule 2.12, neither Southport nor its Subsidiary is a party to any, and there are no pending or, to the knowledge of any Shareholder or Southport, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature ("Proceedings") against any Shareholder or Southport or its Subsidiary, or challenging the validity or propriety of the transactions contemplated by this Agreement. There is no injunction, order, judgment, decree, or regulatory restriction imposed upon any Shareholder or Southport or its Subsidiary or any of their respective assets or properties that has had, or could reasonably be expected to have a Material Adverse Effect.

          2.13  Tax Audits and Payment of Taxes.  Except as set forth on
Schedule 2.13 or disclosed or recorded in the Southport Financial Statements:

          (a) All federal, state, local and foreign returns (by or on behalf of Southport and its Subsidiary) and reports of Southport and its Subsidiary concerning Taxes (as defined in subsection 2.13 (h)) that are required by Applicable Law to be filed with any taxing authority prior to the Closing Date ("Returns") have been or will be filed when due (including extensions). The U.S. corporation income tax return (Form 1120) and all foreign and state corporation franchise and income tax returns for the taxable years of Southport and its Subsidiary through the taxable year ending on December 31, 1996 were or will be filed on or before their respective due dates as extended. Neither Southport nor its Subsidiary has at any time executed or filed with any taxing authority any agreement extending the period for assessment or collection of any Taxes to a period extending beyond the Closing Date. Each Shareholder and Southport have no knowledge of any pending examination, audit, claim, asserted deficiency or assessment for additional Taxes with respect to any Returns that are open for examination under applicable statutes of limitation.

          (b) All income Tax and state corporation franchise Tax Returns filed by or on behalf of Southport and its Subsidiary have been prepared in accordance with Southport's or its Subsidiary's, as applicable, books and records and are correct and accurate in all material respects, and all Taxes shown on such Returns have been paid when due. The provision for Taxes of Southport and its Subsidiary reflected in the Southport Financial Statements for the fiscal year ending December 31, 1997 is sufficient to provide (i) for all Taxes which, as of the date of such statements, were due and unpaid, and (ii) for an appropriate reserve or accrual for other Taxes of Southport and its Subsidiary that are properly the subject of a reserve or an accrual under GAAP as of the date of such financial statements.

          (c) Southport has never been included in a group of corporations filing a consolidated federal income tax return other than with its wholly-owned Subsidiary. As of the Closing Date, neither Southport nor any its Subsidiary will have any outstanding liabilities under any tax sharing agreement, and will not be a party to any tax sharing agreement that will then be in effect.

          (d) None of the property owned or leased by Southport or its Subsidiary constitutes tax-exempt bond financed property or tax-exempt leased property within the meaning of Section 168 of the Internal Revenue Code of 1986 ("Code") and none of the property owned by Southport or its Subsidiary is subject to a lease, safe harbor lease or other arrangement as a result of which Southport or its Subsidiary is not treated as the owner of the property for federal income tax purposes.

          (e) Neither Southport nor its Subsidiary is obligated to make, or will as a result of any event connected with the transactions contemplated in this Agreement become obligated to make, any "excess parachute payment" as defined in
Section 280G of the Code (without regard to subsection (b)(4) thereof).

          (f) Neither Southport nor its Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Shareholder is a "foreign person" (as that term is defined in Section 1445 of the Code) and each Shareholder will provide an affidavit to that effect prior to or at the Closing in the form attached hereto as Schedule 3.8(f).

          (g) There are no Liens for Taxes upon any property or assets of Southport or its Subsidiary, except for Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith and by appropriate proceedings.

          (h) "Tax" or "Taxes" means any and all taxes, charges, fees, duties, levies and other assessments, including additions to tax, interest or penalties related thereto, that may be imposed by any taxing authority upon or against Southport or its Subsidiary, including without limitation federal, state, local and foreign income taxes and any tax measured by income, franchise taxes, alternative or add-on minimum taxes, gross receipts taxes, use, sales, value added, personal or real property taxes, taxes imposed on capital, excise taxes, employment and unemployment taxes and withheld taxes and interest or penalties relating thereto pursuant to wage withholding, withholding pursuant to the Federal Insurance Contributions Act or withholding with respect to certain payments made to nonresident persons and payments in lieu of taxes.

          2.14  Benefit Plans.

          (a) Schedule 2.14 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Company Pension Plans")), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, incentive, stock option, stock purchase, life insurance (including any individual life insurance policy as to which Southport or any ERISA Affiliate (as defined below) is owner, beneficiary, or both of such policy), health insurance (including any self-insured arrangement or other health or wellness benefit) or other insurance coverage, deferred compensation plans or arrangements, excess benefit plans, severance pay, holiday pay, vacation pay, "cafeteria" or "flexible benefit" plans, fringe benefits, perquisites, and other employee benefit plans, arrangements, agreements, trusts, contracts, policies, or commitments, whether written or unwritten, funded or unfunded (all the foregoing, including the Company Pension Plans, being herein called "Company Benefit Plans") now or during the five years prior to the Closing Date maintained, or contributed to, by Southport or by any ERISA Affiliate for the benefit of any present or former employees, officers, directors, or other persons. As used herein, "ERISA Affiliate" means the Subsidiary of Southport and any trade or business (whether or not incorporated) that is or was during the five years prior to the Closing Date part of the same controlled group, or under common control with, or part of an affiliated service group that includes Southport within the meaning of Code Sections 414(b), (c), (m) or (o).

          (b) Southport has delivered to Purchaser, or by the Closing will have delivered to Purchaser, to the extent the following items exist, true, complete and correct copies of: (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof) and all amendments thereto; (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto, and financial statements and accountant's opinion, if applicable) filed with the Internal Revenue Service ("IRS") with respect to each Company Benefit Plan, if any such report was required; (iii) the three most recent actuarial valuations and Pension Benefit Guaranty Corporation ("PBGC") premium reports for each Company Pension Plan that is a defined benefit plan; (iv) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required; (v) each trust agreement, group annuity contract or other funding and financing arrangement relating to any Company Benefit Plan, if any such arrangement was required or maintained; (vi) the most recent determination letters received from and applications pending with the IRS with respect to Company Benefit Plans; and
(vii) all prohibited transaction applications made and exemptions received from the Department of Labor with respect to Company Benefit Plans.

          (c) Except as disclosed in Schedule 2.14: (i) each Company Pension Plan has received a favorable determination letter from the IRS stating that such Company Pension Plan meets all the requirements of Section 401(a) of the Code, and that any trust or trusts associated with such Company Pension Plan are tax exempt under Section 501(a) of the Code; (ii) to the knowledge of each Shareholder and Southport, there is no reason why the tax-qualified status of any such Company Pension Plan should be revoked, whether retroactively or prospectively, by the IRS and, to the knowledge of each Shareholder and Southport, nothing has occurred since the date of any such determination letter that could adversely affect any Company Pension Plan's qualification or any trust's tax exempt status; (iii) all amendments to the Company Pension Plans that are required to be made through the date hereof and the Closing Date under
Section 401(a) of the Code, and any other Applicable Law, subsequent to the issuance of each such Company Pension Plan's IRS determination letter have been made.

          (d) Southport does not maintain and has never maintained or contributed to or been required to contribute to, a multiemployer plan as defined in Section 3(37) of ERISA and no Shareholder nor Southport has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Further, there are no Company Benefit Plans that promise or provide health, life or other benefits to retirees or former employees of the Company or any ERISA Affiliate other than as required by
Section 602 of ERISA or Section 4980B of the Code.

          (e) All Company Benefit Plans comply (and have been funded and administered in form and in operation) in all material respects with their terms and any related documents or agreements and with the requirements of all statutes, orders or governmental rules and regulations currently in effect and applicable to such plans or arrangements, including ERISA and the Code; no Shareholder nor Southport has received any notice from any governmental agency questioning or challenging such compliance; and all contributions, payments, premiums and reports required by such statutes, orders, and governmental rules and regulations have been made.

          (f) There is no litigation, administrative or arbitration proceeding or other claim or dispute pending or, to any Shareholder's or Southport's knowledge, threatened, that involves any Company Benefit Plan that could reasonably be expected to have a Material Adverse Effect on Southport or any adverse effect on any employees or directors of Southport or any fiduciary (as defined in ERISA Section 3(21)) of any Company Benefit Plan, nor, to any Shareholder's or Southport's knowledge, is there any reasonable basis for any such claim, suit or proceeding.

          (g) To the knowledge of each Shareholder and Southport all contributions and payments made or accrued with respect to each Company Benefit Plan are deductible in full for income Tax purposes under the Code; all contributions, premiums or payments required to be made with respect to each such Company Benefit Plan for any period ending on or before the Closing Date have been paid on or before their due date(s) to each such Company Benefit Plan or, if not yet due, accrued in accordance with past practices of the Company; and all premiums or other payments due for all periods ending on or before the Closing Date have been or will be paid with respect to each Company Benefit Plan that is an "employee welfare benefit plan" except for claims for benefits submitted in the ordinary course of administration of such "employee welfare benefit plans."

          (h) Neither the consummation of the transactions contemplated by this Agreement nor the subsequent sale of all or part of Southport's assets will accelerate or terminate, nor does there exist any basis for the acceleration or termination of: (i) benefits payable to current or former employees of Southport or an ERISA Affiliate under any Company Benefit Plan; (ii) a participant's vesting credits or years of service under any Company Benefit Plan; or (iii) accruals with respect to any other benefits or amounts reserved under any such plan or arrangement. Only current and former employees (excluding "leased employees" as defined in Code Section 414(n)(2)) of Southport and its ERISA Affiliates participate in, and are entitled to receive benefits from, the Company Benefit Plans.

          (i) With respect to each Company Benefit Plan, to the knowledge of each Shareholder and Southport, there has not occurred, and no person is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

          (j) Southport and its Subsidiary have never had any Company Pension Plan that is subject to Title IV of ERISA ("Defined Benefit Plan") or an employee plan maintained in connection with a trust described in Section 501(c)(9) of the Code.

          (k) Except as set forth on Schedule 2.14, Southport has not entered into any agreement or taken any action causing any employee, former employee or director of Southport or its Subsidiary to become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby or the subsequent sale of all or part of Southport's assets.

          (l) With respect to each Company Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, Southport complies in all respects with the continuation coverage and health insurance portability requirements of the Code and ERISA.

          2.15 Compliance with Applicable Laws; Permits. Southport and its Subsidiary comply in all material respects with all Applicable Laws (including, without limitation, all Environmental Laws (as defined in Section 2.21) and all laws, rules and regulations enforced or promulgated by the U.S. Immigration and Naturalization Service), and Schedule 2.15 identifies, to the knowledge of each Shareholder and Southport, all violations of any Applicable Laws. Neither Southport nor its Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that Southport or its Subsidiary does not comply in any material respect with any Applicable Law. Neither Southport nor its Subsidiary has received any written notice, nor does Southport or its Subsidiary have knowledge that any investigation or review by any Governmental Entity with respect to Southport, its Subsidiary, or any asset thereof is pending or threatened or that any such investigation or review is contemplated. Except as set forth in Schedule 2.15, Southport and its Subsidiary has received or been issued, as appropriate, every license, permit, authorization, consent and approval (collectively, "Permits") required by any foreign, United States, state or local Governmental Entity for the present or currently contemplated operation of the Business, except where the failure to have received or been issued any Permit would not, individually or in the aggregate, have or be reasonably likely to have, a Material Adverse Effect. Except as disclosed in Schedule 2.15, all Permits are valid and in full force and effect, and no Proceeding is pending or, to the knowledge of any Shareholder or Southport, has been threatened to modify, suspend, revoke or otherwise limit any Permit, and no administrative or governmental actions have been taken or, to the knowledge of any Shareholder or Southport threatened in connection with the expiration or renewal of any Permit.

          2.16  Certain Contracts.

          (a) Except as set forth in Schedule 2.16, neither Southport nor its Subsidiary is a party to or bound by any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether oral or written (each, a "Contract", and, collectively, "Contracts"), that is:

               (i) an employment agreement or employment contract;

               (ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

               (iii) a covenant not to compete or other covenant by Southport or its Subsidiary restricting the operations, development or marketing of Southport or its Subsidiary;

               (iv) a lease or a sublease, or similar Contract with any person under which (A) Southport or its Subsidiary is lessee, sublessee or holds or uses, any vessel, machinery, equipment, vehicle or other tangible personal property owned by any other person or (B) Southport or its Subsidiary is a lessor, sublessor, or makes available for use by any person, any vessel or tangible personal property owned or leased by Southport or its Subsidiary, that in any such case has an aggregate future liability or receivable, as the case may be, in excess of $5,000;

               (v) a lease, sublease or similar Contract with any person under which (A) Southport or its Subsidiary is lessee or sublessee of, or holds or uses, and real property owned by any person or (B) Southport or its Subsidiary is a lessor or sublessor of, or makes available for use by any person, any real property owned or leased by Southport or its Subsidiary;

               (vi) (A) a continuing Contract for the future purchase of materials, supplies or equipment, (B) a management, service, agency, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $10,000;

               (vii) a license, option or other Contract relating in whole or in part to Intellectual Property (including any license or other contract under which Southport or its Subsidiary is licensee or licensor of any Intellectual Property (as defined in Section 2.20));

               (viii) a Contract establishing a Lien upon any asset of Southport or its Subsidiary;

               (ix)  a confidentiality agreement;

               (x) a Contract (including a purchase order) involving payment by Southport or its Subsidiary of more than $10,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);

               (xi) a Contract (including a sales order) involving the obligation of Southport or its Subsidiary to perform services for payment of more than $10,000 or extending for a term more than 30 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);

               (xii) a Contract for the sale of any asset of Southport or its Subsidiary or the grant of any preferential rights to purchase any asset of Southport or its Subsidiary or requiring the consent of any person to the transfer thereof;

               (xiii)  a Contract with any Governmental Entity;

               (xiv) a Contract for any joint venture, partnership or similar arrangement;

               (xv) a Contract with or obligating Southport or its Subsidiary to any director, officer or affiliate of Southport, its Subsidiary or any Shareholders;

               (xvi) a Contract providing for the services of any sales representative, franchisee or similar representative;

               (xvii) a Contract other than as set forth above to which Southport or its Subsidiary is a party or by which it or any of its assets is bound or subject that was not made in the ordinary course of business involving the payment or receipt over the life of such Contract in excess of $10,000 by Southport or its Subsidiary.

          (b) Except as set forth in Schedule 2.16,

               (i) all Contracts listed in Schedule 2.16 are valid, binding and in full force and effect and are enforceable by Southport or its Subsidiary in accordance with their respective terms;

               (ii) Southport and its Subsidiary has performed all obligations required to be performed by them to date under the Contracts, and none is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder and, to the knowledge of Southport and each Shareholder, no other party to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder;

               (iii) neither Southport nor its Subsidiary has received any notice of the intention of any party to terminate any Contract nor has Southport or its Subsidiary knowledge of the intention of any party to terminate any Contract;

               (iv) neither Southport nor its Subsidiary is a party to any Contract for the employment of any person that is not terminable on 30 days' notice or that requires the payment of severance benefits; and

               (v) with the exception of Contracts involving an aggregate obligation on or benefit to the Southport or its Subsidiary of less than $10,000, all Contracts of Southport or its Subsidiary (including Southport's long-term sublease of land in Harvey, Louisiana and leases for equipment, and all Contracts with Customers) are fully assignable by Southport or its Subsidiary, as applicable, without the consent of the other parties thereto.

          (c) Complete and correct copies of all Contracts listed in Schedule 2.16, together with all modifications and amendments thereto, have been made available, or by the Closing Date will have been made available, to Purchaser.

          (d) Schedule 2.16 sets forth each Contract with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the Merger to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof.

      2.17 Undisclosed Liabilities. Except as set forth on Schedule 2.17, neither Southport nor its Subsidiary has any liability whether fixed, contingent, or otherwise except as (a) is reflected or reserved against on the Interim Balance Sheet; or (b) has been incurred since September 30, 1997 in the ordinary course of business consistent with past practice and does not exceed $15,000 in the aggregate for all such liabilities.

      2.18     Title to Property.

          (a)  Neither Southport nor its Subsidiary owns any real property.
Each of Southport and its Subsidiary has good and valid title to, or a valid leasehold interest in or license or other right to use, all of the properties and assets, real and personal, tangible or intangible, that are and have been used in connection with their businesses, and all other properties and assets reflected on the Interim Balance Sheet or acquired after such date (excluding only those properties and assets that have been disposed of in the ordinary course of business after such date), in each case free and clear of all Liens, except: (a) such as are set forth on Schedule 2.18; and (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty; and (c) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, (i) secure an obligation or claim (whether direct or contingent) in excess of $5,000 or (ii) materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the liens described in clauses (a), (b) and (c) above are referred to collectively as "Permitted Liens" and individually as a "Permitted Lien"). No Shareholder owns either directly or indirectly (except through such Shareholders' interest in Southport) any property used in the business of Southport and its Subsidiary.

          (b) Schedule 2.18 sets forth a complete and accurate schedule of all leased property as to which either Southport or its Subsidiary is a lessor or lessee or sublessor or sublessee, and sets forth for each such property, the address, the approximate size of the property, the names of the lessor and lessee, a description of the use of the property, the term of the lease, and the periodic lease payment. With respect to each lease listed on Schedule 2.18: (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default (or an event which, with notice or lapse of time, or both, would constitute a default) under such lease; and (iv) the Acquisition will not constitute a default or a cause for termination or modification of such lease.

          (c) Westport Properties, Inc. ("Westport"), all of the capital stock of which is owned by the Shareholders, holds an option to purchase property owned by E & H Investments, Inc.

which property is used by Southport as lessee pursuant to the terms of a lease identified on Schedule 2.18 (the "Option"). The Option is in full force and effect in accordance with its terms and there exists no default (or an event which, with notice or lapse of time, or both, would constitute a default) thereunder. The Acquisition will not constitute a default or cause for termination or modification of the Option. Westport owns a title insurance policy with respect to the property subject to the Option (the "Option Property Title Insurance"), a copy of which policy is included in Schedule 2.18. The Shareholders acknowledge that Purchaser may, but will not be obligated to, exercise the Option.

          (d) None of the Shareholders, Southport or its Subsidiary has a legal obligation, absolute or contingent to any other person to sell or otherwise dispose of, or to refrain from selling or otherwise disposing of, any substantial part of its assets except pursuant to this Agreement; or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

          (e) Southport and its Subsidiary have previously delivered to Purchaser true, correct and complete copies of the Option and of all leases on
Schedule 2.18, including all amendments thereto, and such leases have not been further amended or modified.

      2.19 Insurance. The material insurance policies maintained by Southport and its Subsidiary, together with their respective policy limits and deductibles, are listed on Schedule 2.19. All such policies will be in effect on the Closing Date. The business of Southport and its Subsidiary has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. All premiums due, for which invoices have been received, have been currently paid or provided for and none of the policies contains retroactive premium adjustment provisions. Neither Southport nor its Subsidiary is otherwise in default with respect to any such policy. Neither Southport nor its Subsidiary has failed to give any notice or present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims or matters which could reasonably be anticipated to become claims under any such policy other than any pending claims or matters listed on Schedule 2.19. Neither Southport nor its Subsidiary has received notice of cancellation or non-renewal of any insurance policy or any notice that coverage has been or may be denied with respect to any outstanding claim by or against Southport or its Subsidiary (other than routine reservation of rights notices by insurers in circumstances under which neither Southport nor any Shareholder has any reason to believe that the insurer reserving its rights will actually subsequently dispute coverage).

      2.20 Intellectual Property. Schedule 2.20 sets forth: (a) all patents or patent applications owned by Southport or its Subsidiary; (b) all licenses and other rights granted to Southport or its Subsidiary relating to any patent or patent application owned by any other person; (c) all trademarks, service marks, copyrights, software or trade names owned by Southport or its Subsidiary; and (d) all licenses and other rights granted to Southport or its Subsidiary to use any such trademark, service mark, copyright, software or trade name owned by any other person, whether registered or unregistered (collectively, the "Intellectual Property"). Except as set forth on Schedule 2.20, all of the Intellectual Property listed on Schedule 2.20 pursuant to clauses (a) and (c) above, if any, has been registered (to the extent capable of registration), duly issued and is owned by Southport or its

Subsidiary, and Southport or its Subsidiary has the exclusive rights to use all such patents, patent applications, trademarks, service marks, copyrights, software and trade names in its business and operations. Southport or its Subsidiary owns or is licensed under valid licenses for all patents, patent applications, copyrights, trademarks, trade names, service marks, software, know-how, trade secrets and other proprietary rights necessary to conduct their Business, and the operations of Southport and its Subsidiary, as currently conducted and as conducted since such entity's incorporation, to the best of each Shareholder's and Southport's knowledge, do not and have not infringed any patent, copyright, trademarks, trade name, service mark, software, know-how, trade secret or other proprietary right of any other person. Neither Southport nor its Subsidiary is required to pay any royalty, license fee or similar type of compensation in connection with the conduct of its Business as it is now or heretofore has been conducted. To the knowledge of any Shareholder and Southport, there is no person that is infringing any patent, trademark, service mark, copyright, software or trade name owned or used by Southport or its Subsidiary.

      2.21     Environmental Matters.  Except as described in Schedule 2.21:

          (a) (i) The activities, operations and business carried out at or on the Sites or on Navigable Waters by Southport or its Subsidiary, are, and have been at all times, in compliance with all Environmental Laws; (ii) Hazardous Substances have not been Released on, at, under or about the Sites or in Navigable Waters or transported to or from the Sites; and (iii) neither Southport nor its Subsidiary is required by any Governmental Entity to take any action to remedy any condition caused by or in any way connected with the presence, Release, Threat of Release, use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of Hazardous Substances, as such capitalized terms are defined in this Section 2.21.

          (b) There are no pending litigation or proceedings or, to the knowledge of the Shareholders, threatened litigation or proceedings before any Governmental Entity in which any person alleges the violation of, or any liability under, any Environmental Law or the Release or Threat of Release of Hazardous Substances on, at, under or from any of the Sites or in Navigable Waters, nor has Southport or its Subsidiary: (i) received any notice of or obtained any actual or constructive knowledge that any third party, Governmental Entity or any employee or agent thereof, has determined that there exists any violation of any Environmental Law or the Release or Threat of Release of Hazardous Substances on, at, under or from the Sites or in Navigable Waters;
(ii) received any notice under the citizen suit provision of any Environmental Law; or (iii) received any request for inspection or request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with any Environmental Law.

          (c) No Lien has been imposed on any of the Sites by any Governmental Entity in connection with Environmental Laws.

          (d) Southport and its Subsidiary has received or been issued, as appropriate, every Permit required by any Governmental Entity for the present or currently contemplated operation of the Business of Southport and its Subsidiary, except where the failure to have received or been issued any Permit would not individually have, or be reasonably likely to have, a Material Adverse

Effect. Except as disclosed in Schedule 2.21, all Permits are valid in full force and effect, and no proceeding is pending or, to the knowledge of Southport of its Subsidiary, has been threatened to modify, suspend, revoke or otherwise limit any of the Permits, and no administrative or governmental actions have been taken or, to the knowledge of Southport and its Subsidiary, has been threatened to modify, suspend, revoke or otherwise limit any of the Permits, and no administrative or governmental actions have been taken, or to the knowledge of Southport and its Subsidiary, threatened in connection with the expiration or renewal of any of the Permits. Except as set forth in Schedule 2.21, the Business of Southport and its Subsidiary is and at all times has been conducted in compliance with all Permits and all applicable laws, statutes, ordinances, orders, rules, regulations and requirements of any Governmental Entity, except for any non-compliance that would not individually have, or be reasonably likely to have, a Material Adverse Effect.

          (e) No storage tanks presently exist on, at, under or about any Sites or previously existed on, at, under or about any Sites.

          (f) Schedule 2.21 identifies all locations to which Hazardous Substances have been sent by Southport or its Subsidiary for storage, treatment, or disposal that are also identified in any publicly available document as a candidate for cleanup or remediation.

          (g) Schedule 2.21 specifies the Sites used for (i) the storage, maintenance or repair of vehicle or (ii) the storage or distribution of Hazardous Substances.

     For purposes of this Agreement, "Environment" means soil, surface waters, ground waters, land, stream sediments, surface or subsurface strata, ambient air, and any environmental medium.

     For purposes of this Agreement, "Environmental Laws" means (a) any Applicable Law or bylaw regulating or referring to the Environment or to Natural Resource Damages; and (b) any presently or previously enforced Applicable Law or bylaw of any Governmental Entity that asserts or may assert jurisdiction over Southport or its Subsidiary or the Sites, or the operations or activities at the Sites or in Navigable Waters, that regulates or refers to the presence, Release, Threat of Release, use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Substances.

     For purposes of this Agreement, "Hazardous Substances" means: (a) any pollutant, toxic substance, contaminant, chemical, hazardous waste, hazardous material, petroleum product, oil, radioactive material; (b) any substance, gas material or chemical that is or may be defined as or included in the definition of "hazardous substances," "toxic substances," "hazardous materials," "hazardous wastes," or words of similar import under any Environmental Law; (c) radon gas, asbestos in any form that could or does become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; and (d) any other chemical, material, gas, or substance, the exposure or Release of which is or may be prohibited, limited or regulated by any Governmental Entity that asserts or may assert jurisdiction over Southport or its Subsidiary, the Sites, or the operations or activities at the Sites or in Navigable Waters.

     For purposes of this Agreement, "Natural Resource Damages" has the meaning provided in CERCLA (42 U.S.C. 9601 et seq.) and OPA (33 U.S.C. 2701 et seq.).

     For purposes of this Agreement, "Navigable Waters" has the meaning provided under the Clean Water Act and OPA (33 U.S.C. 2701 et seq.).

     For purposes of this Agreement, "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

     For purposes of this Agreement, "Sites" mean all locations owned or used by Southport or its Subsidiary at any time prior to the Closing Date.

     For purposes of this Agreement, "Threat of Release" means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the Environment that may result from such Release.

      2.22     Employee and Labor Matters.

          (a) Except as set forth on Schedule 2.22(a): (i) there is not any, and during the past twelve months there has not been any, labor strike, work stoppage or lockout pending, or, to the knowledge of any Shareholder or Southport or its Subsidiary, threatened against Southport or its Subsidiary;
(ii) no employees of Southport are currently represented by a union; (iii) to the knowledge of any Shareholder or Southport or its Subsidiary, no union organizational campaign is in progress with respect to the employees of Southport or its Subsidiary and no question concerning representation exists respecting such employees; (iv) neither Southport nor its Subsidiary is engaged in any unfair labor practice or action that could reasonably be expected to constitute an unfair labor practice; (v) there are not, to the knowledge of any Shareholder or Southport or its Subsidiary, any unfair labor practice charges or complaints against Southport or its Subsidiary, threatened or pending before the National Labor Relations Board; (vi) there are no pending, or to the knowledge of any Shareholder or Southport or its Subsidiary, threatened union grievances against Southport or its Subsidiary; (vii) there are not, to the knowledge of any Shareholder or Southport or its Subsidiary, any pending or threatened charges against Southport or its Subsidiary or any current employee of Southport or its Subsidiary before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices or unlawful discrimination practices or discrimination on the basis of disability; (viii) Southport and its Subsidiary are, to the knowledge of any Shareholder and Southport and its Subsidiary, in compliance with the regulations under the Occupational Safety and Health Act (OSHA); and (ix) neither Southport nor its Subsidiary has received written or oral notice during the past twelve months of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of and, to the knowledge of any Shareholder, Southport and its Subsidiary, no such investigation is in progress. Schedule 2.22(a) contains a complete and accurate list of all labor arbitration and unfair labor practice charges, if any, between Southport or its Subsidiary and the employees or either of them, that occurred at any time since January 1, 1994.

          (b) Schedule 2.22(b) sets forth the names and salaries (including previously awarded and projected bonuses and other incentive compensation) of all salaried employees of Southport and its Subsidiary as of the date hereof.

      2.23 Condition of Assets. The machinery and equipment necessary for the conduct of Southport's business and the business of its Subsidiary, together with all leased real property and improvements thereon, are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

      2.24 Absence of Changes. Except as set forth on Schedule 2.24, since September 30, 1997, Southport and its Subsidiary have conducted their respective businesses only in the ordinary course, consistent with past practice. Without limiting the generality of the foregoing, neither Southport nor its Subsidiary has since September 30, 1997:

          (a) experienced any Material Adverse Effect in its business, properties, prospects, assets, liabilities or condition (financial or otherwise) or its relationships with its principal customers, suppliers or distributors, or suffered any material casualty loss (whether or not insured);

          (b) made any change in its accounts receivable or accounts payable practices;

          (c) incurred or guaranteed any material obligation or liability (including, without limitation, incurred any indebtedness), except for current liabilities incurred in the ordinary course of business;

          (d) sold, assigned, transferred, mortgaged, pledged, leased, licensed or otherwise disposed of (other than sales of goods manufactured by Southport in the ordinary course of business) or subjected to any Lien (except a Permitted
Lien) any material asset;

          (e) other than in the ordinary course of business and consistent with past practice, entered into any employment contract, or any compensation arrangement or employee benefit plan, or changed or committed to change (including, without limitation, any change pursuant to any bonus, pension, profit-sharing or other plan, commitment, policy or arrangement) the compensation payable or to become payable to any of its officers, directors, employees or agents, or made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment or contribution;

          (f) declared, paid or made, or set aside for payment or making, any dividend or other distribution in respect of Southport Common Stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its capital stock or other securities or subdivided or in any way reclassified or changed any of the terms or provisions of any shares of its capital stock;

          (g) paid, loaned or advanced any amount to or in respect of, or sold, transferred or leased any property or assets to, or received any loan or advance of any amount from, or entered into any transaction, agreement or arrangement with or for the benefit of any Shareholder or any affiliate, associate or family member of a Shareholder, or any of the officers or directors of Southport or its Subsidiary or any affiliate or associate of such officers or directors;

          (h) canceled any material debts or claims, or waived any rights of material value or incurred or guaranteed any material obligation or liability of any kind, except for current liabilities incurred in the ordinary course of business;

          (i) changed its Tax or financial accounting methods, principles or practices (including, without limitation, any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves);

          (j) made any capital expenditure, except capital expenditures in accordance with the written capital budget previously provided to Purchaser;

          (k) entered into, modified, terminated, amended, renewed, renegotiated, released, disposed of, permitted to lapse or expanded in any respect, or waived any of its rights under, any material Contract;

          (l) disposed of or permitted to lapse any material item of Intellectual Property;

          (m) agreed, whether or not in writing, to take any action, or fail to take any action, that if taken or not taken after the date of this Agreement would constitute a breach under this Section 2.24;

          (n) received any notice of any pending or threatened condemnation or expropriation of property owned or used by Southport or its Subsidiary; or

          (o) learned any facts that adversely affect the Business or that are reasonably likely in the future to adversely affect the Business.

      2.25 Accounts Receivable and Accounts Payable. Southport's and its Subsidiary's accounts receivable (and other receivables) and accounts payable have arisen or will arise, as the case may be, from bona fide transactions and represent amounts due or payable with respect to actual, arm's length transactions entered into in the ordinary course of business and consistent with past practice (including, without limitation, credit practices) and have been calculated in accordance with GAAP consistently applied. No such account receivable (or other receivable) has been or will have been assigned or pledged to any individual, partnership, joint venture, firm, corporation, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof. Except for accounts receivable in an aggregate amount not in excess of any reserve for bad debt therefor expressly reflected on the Interim Balance Sheet and any reserves after such date on the books of Southport and its Subsidiary in the ordinary course of business consistent with past practices for receivables accrued on the Interim Balance Sheet, all receivables of Southport and its Subsidiary are or will be collectible in accordance with their terms. Schedule 2.25 sets forth an itemized list of all accounts receivable of Southport and its Subsidiary as of October 31, 1997, for any amount in excess of $5,000 together with the aging of such accounts receivable and a notation of which such accounts receivable are estimated to be wholly or partially uncollectible.

      2.26 Inventory. All inventory of Southport and its Subsidiary reflected on the Interim Balance Sheet: (i) is merchantable, or is suitable and usable in the ordinary course of business; (ii) is not obsolete or slow-moving; (iii) is not held by Southport or its Subsidiary on consignment and is not in the possession of persons other than Southport or its Subsidiary; and (iv) is maintained on a FIFO basis and valued at the lower of cost or market in accordance with GAAP consistently applied.

      2.27 Books and Records. The books and records of Southport and its Subsidiary are complete and correct and accurately reflect in accordance with GAAP all transactions in which Southport and its Subsidiary have engaged, and there are no off-balance sheet transactions or matters for which entry has not been properly made in such books and records.

      2.28 Bank Accounts and Powers of Attorney. Schedule 2.28 sets forth a listing of all persons holding powers of attorney granted by Southport or its Subsidiary and of all bank accounts and lock boxes in which Southport or its Subsidiary has deposited funds or property, together with the names of the persons authorized to sign on or enter them, as the case may be.

      2.29 Questionable Payments. Neither Southport nor its Subsidiary nor any of their directors, officers, agents or employees, nor any other person associated with or acting on behalf of Southport or its Subsidiary, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property, or services; (i) to obtain favorable treatment in securing business; (ii) to pay for favorable treatment for business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of either Southport or its Subsidiary; or (iv) in violation of any applicable law (including, without limitation, the Foreign Corrupt Practices Act); (b) received any bribe, payoff or kickback from any person regardless of form, whether in money, property or services to award business; or (c) established or maintained any fund or asset that has not been recorded in the books and records of either Southport or its Subsidiary.

      2.30 Affiliate Transactions. Schedule 2.30 sets forth a list of all Contracts and transactions between Southport or its Subsidiary, on the one hand, and any director or officer of any Southport, director or officer of its Subsidiary, any Shareholder or any affiliate, associate or immediate family member of any such director, officer or Shareholder, or any entity in which any such director, officer or Shareholder of any affiliate, associate or immediate family member of any such director, officer or Shareholder has a direct or indirect interest, on the other hand.

      2.31 Zoning. The current operation of the businesses of Southport and its Subsidiary is a permitted use under applicable zoning regulations and there is no existing or, to the knowledge of Southport and its Subsidiary, pending or threatened, requirement for any special exception, variance of other conditional approval to permit such businesses to continue to operate and to expand to any locations at which other businesses are currently operated.

      2.32 No Misrepresentations or Omissions. The warranties, representations and covenants made in this Agreement by or on behalf of each Shareholder and Southport do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the context in which they were made, not misleading.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

      Purchaser hereby represents and warrants to the Shareholders, as follows:

          3.1 Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted.

          3.2 Authority; Execution and Delivery; Enforceability. Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

          3.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, and the consummation of the Acquisition and the other transactions contemplated hereby and compliance with the terms hereof will not result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of Purchaser's assets under, any provision of (a) the articles or certificate of incorporation of Purchaser, or (b) any Judgment or Applicable Law applicable to Purchaser or its properties or assets. No consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

                                  ARTICLE IV

                                   COVENANTS

          4.1  Covenants of Seller Relating to Conduct of Southport's Business.

          (a) Except as otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing, the Shareholders shall cause Southport and its Subsidiary to conduct their respective businesses in the ordinary course in substantially the same manner as presently conducted and shall make all reasonable efforts consistent with past practices to preserve their relationships with customers, suppliers and others with whom they deal. Except as otherwise expressly permitted by the terms of this Agreement, the Shareholders shall cause each of Southport and its Subsidiary not to do any of the following without the prior written consent of Purchaser:

               (i) change or amend its articles of incorporation or bylaws;

               (ii) authorize for issuance, issue or sell any shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto;

               (iii) pay, declare or set aside any dividend or make any other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock;

               (iv) adopt or amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted) except as required by Applicable Law;

               (v) enter into, adopt, extend, renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except as required by Applicable Law;

               (vi) grant to any director, executive officer or employee any increase in compensation or benefits, except under existing agreements and except, in the case of any non-executive employee, other than a Shareholder, in the ordinary course of business consistent with past practice;

               (vii) permit, allow or suffer any asset of Southport or its Subsidiary to become subjected to any Lien of any nature other than Permitted Liens;

               (viii) cancel any material indebtedness (individually or in the aggregate) owed to Southport or its Subsidiary or waive any claims or rights of substantial value;

               (ix) dismiss or replace its independent auditor or make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

               (x) acquire any assets that are material, individually or in the aggregate, to Southport except in the ordinary course of business;

               (xi) make any capital commitments that in the aggregate are in excess of $5,000 and not set forth in the written capital budget of Southport previously supplied to Purchaser (the "Capital Budget");

               (xii) fail to make any capital expenditure required in the Capital Budget or to conduct ordinary maintenance activities;

               (xiii) sell, lease or otherwise dispose of any assets of the Business that in the aggregate are valued in excess of $5,000, other than in the ordinary course;

               (xiv) terminate (except for cause) or hire any executive officer of Southport or of its Subsidiary; or

               (xv) agree, whether in writing or otherwise, to do any of the foregoing.

          (b) Affirmative Covenants. Until the Closing, the Shareholders shall cause Southport and its Subsidiary to:

               (i) maintain the assets of Southport and its Subsidiary in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

          (ii) maintain in force all insurance policies and cause the assets and business of Southport and its Subsidiary to continue to be insured against all risks for which such assets and businesses are currently insured;

               (iii) upon any damage, destruction or loss to any asset of Southport or its Subsidiary, as promptly as possible, provide Purchaser with written notice thereof and, after consultation with Purchaser, either
     (A) apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such other (better) condition as may be required by Applicable Law or (B) retain any and all insurance proceeds received with respect thereto; and

               (iv) maintain its level and quality of supplies, fuel and spare parts in the ordinary course in a manner consistent with its practices in place as of September 30, 1997.

      4.2 Access to Information. (a) The Shareholders shall cause Southport and its Subsidiary to afford Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all properties, books, contracts, commitments, Tax Returns and records of Southport and its Subsidiary and, during such period, shall furnish promptly to Purchaser any information concerning Southport and its Subsidiary that Purchaser may reasonably request (including, if requested by Purchaser, opinion letters from legal counsel to Southport and its Subsidiary as to the likely dollar exposure, if any, of Southport or its Subsidiary to particular personal injury claims which are currently pending or threatened).

          (b) Without limiting paragraph (a) above, but subject to it, Purchaser shall have the right to perform any environmental, health and safety assessments of the leased property of Southport and its Subsidiary that Purchaser, in its sole discretion, deems advisable. Without limiting the foregoing, Purchaser and its representatives shall have the right to enter the leased real property of Southport and its Subsidiary to conduct Phase I environmental assessments, asbestos surveys and similar investigations, studies necessary to develop one or more scopes of work for Phase II investigations (including sampling of environmental media, building materials and the work place environment) and Phase II investigations (including but not limited to, borings, samples of soil and groundwater and the installation or monitoring wells). Purchaser shall perform all such environmental, health and safety assessments at its sole expense. Purchaser and its representatives shall enter the real property only during business hours, after reasonable notice has been given to Southport. Purchaser, the Shareholders and Southport agree that they will cooperate with one another to facilitate the performance of Purchaser's assessments and to avoid, to the extent reasonably possible, any disruption of Southport's and its Subsidiary's operations.

      4.3 Confidentiality. The terms and conditions of this Agreement are to be held in strict confidence, and no disclosure shall be made with respect hereto, publicly or privately, other than as agreed by Purchaser, as necessary by Purchaser or the Shareholders to their respective advisors in connection with the performance of the obligations incurred hereunder or as required by applicable law. No public release or announcement concerning the transactions contemplated hereby shall be issued by either Party without the prior consent of the other, except that Purchaser may make such disclosure as is reasonably appropriate to comply with its obligations under applicable federal securities laws.

      4.4 Reasonable Efforts.

          (a) On the terms and subject to the conditions of this Agreement, each Party shall use its commercially reasonable best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on its or any of its affiliates with respect to the Closing.

          (b) Each Party shall use its commercially reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to consummate the Acquisition; provided, however, that the Parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any person from whom any such consent may be required (other than nominal filing or application fees).

      4.5      Expenses. (a)    The Shareholders shall and Southport shall not
bear any costs and expenses (except those set forth in Schedule 2.6) incurred by the Shareholders in connection with this Agreement and the transactions contemplated hereby, including, the fees of legal counsel, brokers and finders, and accountants. Purchaser shall bear all costs and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including the fees of its legal counsel, brokers and finders, and accountants.

      4.6 Employees and Employment Agreements. The Shareholders shall cause Southport to enter into employment agreements with each of Stephen G. Benton, Jr., Charles L. Belsom and Frank J.B. Benton and with such other employees of Southport and its Subsidiary as Purchasers and Stephen G. Benton, Jr. may mutually agree. Such agreements shall be substantially in the form attached as
Exhibit 4.6 hereto.

      4.7 Updating Information. Until the Closing, the Shareholders shall cause Southport to provide to Purchaser, as soon as practicable after they are available, daily, weekly and monthly management books and financial reports of Southport and the Subsidiary, prepared in accordance with past practice, and all other documents requested in the document request list previously delivered by Purchaser to the Shareholders.

      4.8 Schedules; Advice of Changes.

          (a) The Parties acknowledge that this Agreement is being executed in advance of the attachment of some or all of the schedules provided for herein. As promptly as possible after execution of this Agreement, and in no event more than 10 days from the date hereof, the Shareholders will supply such schedules whereupon they will be deemed to have been delivered on the date hereof.

          (b) The Shareholders shall as promptly as possible advise Purchaser of any change or event having a Material Adverse Effect on Southport or its Subsidiary, as applicable, or that any Shareholder believes would or would be reasonably likely to cause or constitute a material breach of any representations, warranties or covenants of any Shareholder contained herein. From time to time prior to the Closing Date (and on the date prior to the Closing Date), the Shareholders will promptly supplement or amend the schedules delivered pursuant to subsection 4.8(a) of this Agreement to reflect any matter that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such schedules or that is necessary to correct any information in such schedules that has been rendered inaccurate thereby. No supplement or amendment to such schedules shall have any effect for the purpose of determining satisfaction of the requirements of
Section 5.2(a), with such satisfaction to be determined, unless Purchaser otherwise consents, based on the schedules in the form delivered on the date hereof.

      4.9 Covenant Not to Compete.

          (a) For and in consideration of the benefits derived by the Shareholders pursuant to this Agreement, each Shareholder, other than those who enter into employment agreements pursuant to Section 4.6, agrees that, with respect to each State of the United States or other jurisdiction, or specified portions thereof, in which he, she, or Southport or its Subsidiary regularly: (A) makes contact with customers of Southport or its Subsidiary; (B) conducts the business of Southport or its Subsidiary; or (C) supervises the activities of other employees of Southport or its Subsidiary, in locations identified in Schedule 4.9 attached hereto and forming a part of this Agreement, and in which Southport or its Subsidiary engaged in Business on the Closing Date or the Date of Termination (collectively, the "Subject Areas"), the Shareholder will, for a period of two years following the Closing Date, restrict his or her activities as follows:

          (i) The Shareholder will not, directly or indirectly, for himself or others, own, manage, operate, control, be employed in an executive, managerial or supervisory capacity by, or otherwise engage or participate in or allow his or her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Business within any of the Subject Areas, provided, however, that no provision hereof shall prohibit Stephen G. Benton, Sr. or George L. Benton from providing consulting services to oil and gas exploration, production and engineering companies (but not companies engaged in the construction or fabrication of oil and gas drilling or production platforms or the components thereof) with respect to the design of living quarters;

          (ii) The Shareholder will not call upon any customer of Southport or its Subsidiary for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and Southport or its Subsidiary;

          (iii) The Shareholder will not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, potential acquiree or any other person who has a business relationship with Southport or its Subsidiary, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with Southport or its Subsidiary, to discontinue or reduce the extent of such relationship with Southport or its Subsidiary;

          (iv) The Shareholder will not make contact with any of the employees of Southport or its Subsidiary with whom he had contact during the course of his or her relationship with Southport for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with Southport or its Subsidiary; and

          (v) The Shareholder will not hire, on behalf of himself or any company engaged in the Business with which the Shareholder is associated, any employee of Southport or its Subsidiary as an employee or independent contractor, whether or not such engagement is solicited by the Shareholder.

          (b) Each such Shareholder agrees that from time to time he or she will, upon Southport's request, promptly execute any supplement, amendment, restatement or other modification of Schedule 4.9 as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Schedule 4.9 and this Section 4.9. All references to Schedule 4.9 in this Agreement shall be deemed to refer to Schedule 4.9 as so supplemented, amended, restated or otherwise modified from time to time.

          (c) Each such Shareholder will not after the Closing Date retain, make use of or disclose to any person any customer lists prepared in connection with or used by Southport and its Subsidiary.

          (d) Upon any actual or threatened breach or violation of any of the provisions of this Section 4.9, Purchaser shall be entitled to injunctive relief in any court of competent jurisdiction at any location at which the breaching party is domiciled or engaged in business. Nothing herein, however, shall be construed as prohibiting Purchaser from pursuing any other remedies of law or at equity available to it for such breach or violation or threatened breach or violation. Should a court of competent jurisdiction declare any of the covenants set forth in Section 4.9 unenforceable due to an unreasonable geographic restriction or otherwise, the Parties intend for such court to modify or limit such covenant according to the severability provisions set forth in
Section 8.8.

      4.10 Acquisition Proposals. Unless this Agreement is terminated pursuant to Section 6.1, Southport and the Shareholders shall not, and shall each cause its respective affiliates, directors, officers, trustees, employees, shareholders, representatives and agents not to: (a) solicit, initiate, encourage (including by furnishing any information), discuss, negotiate or assist in any manner any other proposals, bids or offers from any person (other than Purchaser or its affiliates) relating to a possible acquisition of any of the stock, assets of business of Southport or its Subsidiary, in whole or in part (other than the sale of inventory in the ordinary course and consistent with past practice) whether by asset purchase, stock purchase, merger or otherwise and whether such action is taken directly or indirectly; or (b) enter into or consummate any agreement or understanding with respect to any matter involving to such an acquisition prospect. If any Shareholders receives any such proposal, bid or offer or any information with respect thereto, such Shareholder will notify Purchaser thereof and provide Purchaser with all information such Shareholder has with respect thereto.

      4.11 No Inconsistent Arrangements by the Shareholders. Each of the Shareholders hereby covenants and agrees that, except as contemplated by this Agreement, he shall not: (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares, or any interest therein;
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shareholder's Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shareholder's Shares, except for any such grant to other Shareholders in connection with a Southport shareholder meeting and which exercise of such power is in all respects in compliance with the terms of this Agreement; or (iv) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

      4.12 Exercise of Option by Westport. If the Option has not been assigned by Westport as contemplated by Section 5.2(h), the Shareholders shall, if so requested by Purchaser, cause Westport to exercise the Option in accordance with its terms and shall sell the property subject to the Option to Purchaser or its designee on such terms and Purchaser or its designee shall purchase such property on such terms.

                                 ARTICLE V

                              CONDITIONS PRECEDENT

      5.1 Conditions to Each Party's Obligation To Consummate the Closing. The respective obligation of each Party to consummate the Closing shall be subject to the satisfaction at or prior to the Closing Time of the following conditions:

          (a) Approvals. All regulatory approvals or notifications required to consummate the transactions contemplated hereby, and to permit Purchaser to conduct the business of Southport and its Subsidiary as heretofore conducted, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods described in this section being referred to herein as the "Requisite Regulatory Approvals").

          (b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Acquisition of the other transactions contemplated by this Agreement shall be in effect; provided, however, that neither Party to this Agreement may elect to terminate this Agreement until such order, injunction or decree is final and non-appealable, except pursuant to Section 6.1(b). No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal consummation of the Acquisition.

      5.2 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Acquisition is also subject to the satisfaction or waiver by Purchaser at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties contained in Articles II hereof shall be true and correct in each case at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for these representations and warranties, if any, that are expressly made as of a specified earlier date.

          (b) Covenants. The Shareholders shall have performed and complied with all agreements and conditions on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

          (c) Officer's Certificate. Purchaser shall have received a certificate from the Shareholders' Representative, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.2(a) and 5.2(b).

          (d) Opinion of Counsel. Purchaser shall have received an opinion of counsel for the Shareholders, dated the Closing Date, in customary form and reasonably satisfactory as to substance to Purchaser.

          (e) Consents. All necessary consents to the transactions contemplated hereby, in form and substance acceptable to Purchaser, shall have been obtained.

          (f) Resignations and Releases. The Shareholders shall have caused to be executed and delivered to Purchaser (i) the resignations of [Steven G. Benton, Sr. and George L. Benton] as directors and officers of Southport and its Subsidiary and (ii) releases by each Shareholder of all claims against Southport and its Subsidiary, in form reasonably satisfactory to Purchaser and its counsel.

          (g) Purchaser's Due Diligence. Purchaser shall have completed its due diligence investigation of Southport and the Subsidiary and shall be satisfied with the results thereof.

          (h) Assignment of Option. The Option shall have been assigned to Southport, Purchaser or Purchaser's designee and shall be exercisable by such assignee in accordance with its terms, which terms shall be satisfactory to Purchaser.

      5.3 Conditions to Obligation of Shareholders. The obligation of the Shareholders to effect the Acquisition is also subject to the satisfaction or waiver by the Shareholders at or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. The representations and warranties contained in Article II hereof shall be true and correct in all material respects in each case at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for those representations and warranties, if any, that are expressly made as of a specified earlier date.

          (b) Covenants. Purchaser shall have performed and complied in all material respects with all agreements and conditions on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

          (c) Officer's Certificate. Shareholder's Representative shall have received a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.3(a) and 5.3(b).

          (d) Opinion of Counsel. The Shareholders shall have received an opinion of counsel for Purchaser, dated the Closing Date, in customary form and reasonably satisfactory as to substance to Shareholders.

          (e) Release of Guaranty.   Whitney National Bank shall have released
the obligations of Stephen G. Benton, Sr. under the guaranty provided by him of Southport's obligations under its credit facility with such bank.

                                  ARTICLE VI

                           TERMINATION AND AMENDMENT

      6.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing Date:

          (a) by mutual consent of the Shareholders and Purchaser in a written instrument;

          (b) by either Purchaser or the Shareholders if the Acquisition shall not have been consummated on or before January 31, 1998;

          (c) by either Purchaser or the Shareholders (provided the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or other agreements set forth in this Agreement on the part of the other Party that (i) is not cured within ten days following written notice to the Party in breach, or (ii) cannot be cured prior to the Closing.

      6.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or the Shareholders as provided in Section 6.1, this Agreement shall be void and have no effect except that no Party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.


                                  ARTICLE VII

                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                                INDEMNIFICATION

      7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties shall survive the Closing.

      7.2 Indemnification by the Shareholders. Each of the Shareholders, does hereby agree to indemnify, defend and hold harmless Southport, the Subsidiary, Purchaser, its stockholders, subsidiaries, affiliates, any director, officer, employee, or agent of any of them, and their respective heirs, executors, administrators, successors and assigns (each of the foregoing, an "Indemnified Party"), from and against any and all losses, claims, demands, damages, awards, liabilities, suits, penalties, forfeitures, costs or expenses (including attorneys', consultants and other professional fees and fees and disbursements) including those incurred in enforcing this Agreement (collectively, "Losses") incurred by any Indemnified Party arising out of or by virtue of or resulting from:

          (a) any inaccuracy or breach of any warranty or representation of the Shareholders contained in any provision of Section 2.1, Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 2.7 (a), Section 2.8,
Section 2.9 or Section 2.13 of this Agreement or contained in any certificate or schedule delivered by or on behalf of Shareholders hereunder, to the extent that such certificate or schedule relates to any such provision; or

          (b) any inaccuracy or breach, of which any Shareholder has knowledge on the date hereof or on the Closing Date, of any warranty or representation of the Shareholders contained in any provision of this Agreement (other than those provisions identified in subsection 7.2(a)) or contained in any certificate or schedule delivered by or on behalf of Shareholders hereunder, to the extent that such certificate or schedule relates to any such provision.

      7.3 Purchaser's Right of Set-Off; Limitation on Indemnification. Upon written notice to Shareholders disclosing its justification therefor, Purchaser may set-off the amount of any Losses against any amounts otherwise payable or potentially payable and not theretofore paid to Shareholders under subsection
1.3 hereof, which set-off, if any, shall be applied against the Shareholders on
a pro-rata basis.   No Shareholder shall have any obligation to pay
indemnification to the Indemnified Parties for breach of any representation or warranty under this Article VII in excess of the amount payable or potentially payable and not theretofore paid to such Shareholder under subsection 1.3 hereof.

      7.4  Procedures.

          (a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim made by any person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify Shareholder's Representative in writing of the Third Party Claim (which notice shall identify the representation or warranty breached or made inaccurate by virtue of such Third Party Claim) promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that the Shareholders shall have been actually and materially prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Shareholders' Representative copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

          (b) If a Third Party Claim is made against an Indemnified Party, the Shareholders shall be entitled to participate in the defense thereof and, if they so choose, to assume the defense thereof with counsel selected by them, but only to the extent that all Shareholders so agree. Should the Shareholders so elect to assume the defense of a Third Party Claim, Shareholders shall pay all Losses resulting from such Third Party Claim and all expenses associated with such defense and such payments shall not reduce the amounts available to the Indemnified Parties to be off-set against Losses. If the Shareholders assume such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders; it being understood that the Shareholders shall control such defense. The fees and expenses of counsel employed by the Indemnified Party for any period during which the Shareholders have not assumed the defense thereof shall constitute Losses of such Indemnified Party hereunder. If the Shareholders choose to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or, prosecution thereof. Such cooperation shall include the retention and (upon Shareholders Representative's request) the provision to the Shareholders' Representative of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Shareholders assume the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Shareholders' prior written consent (which consent shall not be unreasonably delayed or withheld). If the Shareholders assume the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Shareholders' Representative may recommend and that by its terms obligates the Shareholders to pay the full amount of the liability in connection with such Third Party Claim, that releases the Shareholders completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnified Party. Notwithstanding the foregoing, the Shareholders shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Shareholders reasonably determine, after conferring with their outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Shareholders shall be entitled to assume the defense of the portion relating to money damages. Should the Shareholders not elect to assume the defense of a Third Party Claim, Purchaser may set-off the amount of any Third Party Claim plus the amount of defense costs reasonably expected to be incurred in connection therewith against any amounts otherwise payable or potentially payable and not therefore paid to Shareholders under subsection 1.3 hereof. In the event that such Third Party Claim is finally disposed of for an amount less than the amount set-off, the balance will be restored to the amount payable or potentially payable to Shareholders under subsection 1.3 and, if any portion thereof would pursuant to subsection 1.3 have been paid to Shareholders at an earlier date but for the set-off, such portion shall be paid to Shareholders together with interest thereon at the Purchaser Borrowing Rate from such date to the date actually paid .

          (c) In the event any Indemnified Party should have a claim against the Shareholders under this Agreement that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to Shareholders' Representative. Such notice shall identify the representation or warranty breached or made inaccurate by virtue of such claim. The failure by any Indemnified Party so to notify the Shareholders' Representative shall not relieve any Shareholder from any liability that it may have to such Indemnified Party under this Agreement, except to the extent that the Shareholders demonstrate that they have been materially prejudiced by such failure.

                                 ARTICLE VIII

                               GENERAL PROVISIONS

      8.1 Assignment. This Agreement and the rights and obligations hereunder shall be assignable or transferable by Purchaser (including by operation of law in connection with a merger or sale of substantially all the assets of Purchaser) without the prior written consent of the Shareholders. This Agreement, and the rights and obligations of the Shareholders hereunder, shall not be assignable by any Shareholder without the prior written consent of Purchaser, except by operation of law upon the Shareholder's death.

      8.2 Third Party Beneficiaries. The Parties acknowledge that the rights and benefits of Purchaser hereunder (including all rights under Article VII) shall automatically and immediately transfer, without further notice or action, to any purchaser from Purchaser (or its designee or assignee) of all or substantially all of the stock or assets of Southport and its Subsidiary following the consummation of the Acquisition.

      8.3 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

      (a)    if to Purchaser, to:

         Gulf Island Fabrication, Inc.
         583 Thompson Road
         Houma, Louisiana  70363
         Telephone: 504-872-2100
         Facsimile: 504-876-5414
         Attention:  Kerry J. Chauvin, President

         with a copy to:

         Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P. 201 St. Charles Avenue, 51st Floor
         New Orleans, Louisiana  70170
         Telephone: 504-582-8000
         Facsimile: 504-582-8012
         Attention: Carl C. Hanemann

      (b) if to Shareholders, to Shareholders' Representative:


         c/o Stephen G. Benton, Jr.
         341 Carrollton Avenue
         Metairie, Louisiana  70005
         Telephone: 504-831-8536
         Facsimile: 504-837-0113

         with a copy to:

         Phelps Dunbar, LLP
         30th Floor Texaco Center
         400 Poydras Street
         New Orleans, Louisiana  70130
         Telephone: 504-566-1311
         Facsimile: 504-568-9130
         Attention: Virginia Boulet

      8.4 Interpretation.

          (a) The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article or a section, exhibit or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

          (b)    For all purposes hereof:

     "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     "including" means including, without limitation; and

     "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

          (c) The following terms are defined in this Agreement in the sections set forth below:

       Term                                    Section
       ----                                    -------

 Acquisition                                   Preamble
 affiliate                                     8.4(b)
 Agreement                                     Preamble
 Applicable Law                                2.4
 Arbitrator                                    1.3(b)
 Business                                      2.4
 Capital Budget                                4.1(a)
 Closing                                       1.2
 Closing Balance Sheet                         1.3(b)
 Closing Date                                  1.2
 Adjusted Closing Date Shareholders' Equity    1.3(b)
 Code                                          2.13(d)
 Company Benefit Plans                         2.14(a)
 Company Pension Plans                         2.14(a)
 Consents                                      2.5
 Contract or Contracts                         2.16(a)
 Deferred Purchase Price                       1.3(a)
 Defined Benefit Plan                          2.14(j)
 Early Payment Amount                          1.3(c)
 Environment                                   2.21(g)
 Environmental Laws                            2.21(g)
 ERISA                                         2.14(a)
 ERISA Affiliate                               2.14(a)
 GAAP                                          2.10
 Governmental Entity                           2.4
 Hazardous Substances                          2.21(g)
 including                                     8.4(b)
 Indemnified Party                             7.2
 Initial Purchase Price                        1.3(a)
 Injunction                                    5.1(b)
 Intellectual Property                         2.20
 Interim Balance Sheet                         2.10
 Interim Financial Statements                  2.10
 IRS                                           2.14(b)
 Judgment                                      2.4
 knowledge                                     8.4(b)
 Lien or Liens                                 1.1
 Losses                                        7.2
 Material Adverse Effect                       2.7(b)
 Natural Resources Damages                     2.21(g)
 Navigable Waters                              2.21(g)
 Net After-Tax Income                          1.3(c)


 Option                                        2.18(c)
 Option Property Title Insurance               2.18(c)
 Party or Parties                              Preamble
 PBGC                                          2.14(b)
 Permits                                       2.15
 Permitted Lien or Permitted Liens             2.18(a)
 person                                        8.4(b)
 Proceedings                                   2.12
 Purchase Price                                1.3(a)
 Purchaser                                     Preamble
 Purchaser Borrowing Rate                      1.3(c)
 Related Agreements                            2.2
 Release                                       2.21(g)
 Requisite Regulatory Approvals                5.1(a)
 Returns                                       2.13(a)
 SG&A                                          1.3(c)
 Shares                                        1.1
 Shareholder or Shareholders                   Preamble
 Shareholders' Representative                  8.9
 Sites                                         2.21(g)
 Southport                                     Preamble
 Southport Common Stock                        Preamble
 Southport Financial Statement                 2.10
 Subject Areas                                 4.9(a)
 Subsidiary                                    2.9(b)
 Tax or Taxes                                  2.13(h)
 Third Party Claim                             7.5(a)
 Threat of Release                             2.21(g)
 Transaction Expenses                          2.6
 Westport                                      2.18(c)
 Year-end Financial Statements                 2.10

      8.5 Counterparts; Signatures. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other, it being understood that both Parties need not sign the same counterpart. Telecopied signatures shall be deemed to have the authenticity and validity of original signatures.

      8.6 Entire Agreement. This Agreement (including the documents, schedules, exhibits and Related Agreements referred to herein) contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to the other in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

      8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Louisiana, without regard to any applicable conflicts of law principles thereof.

      8.8 Severability. Wherever possible, the terms of this Agreement shall be construed and interpreted so as to be valid and effective under Applicable Law. If any term or provision of this Agreement, any Related Agreement, any Schedule attached hereto or the application thereof to any person or circumstance, shall at any time or to any extent be deemed invalid, illegal and unenforceable in any respect as written, the Shareholders and Purchaser intend for any court construing this Agreement to modify or limit such provision temporally, spatially or otherwise so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as not to affect any other term or provision hereof, and the remainder of this Agreement, Related Agreement or Schedule, or the application of such term or provision to persons or circumstances other than those that are deemed to be invalid, illegal or unenforceable, shall not be affected thereby and such term and provision shall be valid and enforced to the fullest extent permitted by law.

      8.9 Shareholders' Representative. The Shareholders hereby irrevocably appoint Stephen G. Benton, Jr., a Shareholder, to serve as representative of all of the Shareholders from and after the date of this Agreement (the "Shareholders' Representative"). EACH SHAREHOLDER HEREBY AUTHORIZES THE SHAREHOLDERS' REPRESENTATIVE TO ACT AS ATTORNEY-IN-FACT ON BEHALF OF SUCH SHAREHOLDER WITH RESPECT TO ANY ACT REQUIRED OR PERMITTED TO BE TAKEN BY SUCH SHAREHOLDER HEREUNDER (INCLUDING, WITHOUT LIMITATION, TO SPECIFY THE MANNER OF MAKING PAYMENT TO SUCH SHAREHOLDER HEREUNDER OR TO RECEIVE ANY FUNDS TO BE PAID BY OR ON BEHALF OF BUYER TO SUCH SHAREHOLDERS HEREUNDER). WITH RESPECT TO ANY DISPUTE THAT MAY ARISE HEREUNDER OR UNDER ANY RELATED AGREEMENT, EACH SHAREHOLDER AGREES THAT HE OR SHE MAY ACT ONLY THROUGH THE SHAREHOLDERS' REPRESENTATIVE. Any Party hereto shall be entitled to rely, and shall be fully protected in relying, upon all actions taken by the Shareholders' Representative. The Shareholders' Representative may not be changed without the consent of Purchaser, except as provided in the next sentence. In the event of the death of the Shareholder' Representative, the Shareholders shall promptly irrevocably appoint by a majority vote of the Shareholders (based on stock ownership immediately prior to the Closing) one of the remaining Shareholders (or beneficial owners of Shareholders that are entities) who is a natural person to act as the Shareholders' Representative.

      8.10 Waiver. Either Party may waive in writing any default by the other of any representation, warranty, or covenant made for its benefit in this Agreement, but no such waiver shall be deemed to constitute a waiver of any other or further breach unless expressly provided for in writing, and no waiver shall be deemed to have arisen from a course of conduct not involving a written waiver.

      8.11 Amendment. This Agreement may be amended by the Parties hereto at any time but only by an instrument in writing signed on behalf of each of the Parties.

      8.12 Successors. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, executors, successors, and assigns.

     IN WITNESS WHEREOF, the Shareholders have executed and Purchaser has caused this Agreement to be executed by one of its officers thereunto duly authorized as of the date first above written.

SHAREHOLDERS:

/s/ STEPHEN G. BENTON, SR.      /s/ STEPHEN G. BENTON, JR.
--------------------------      --------------------------
    Stephen G. Benton, Sr.          Stephen G. Benton, Jr.


/s/ GEORGE L. BENTON           /s/ FRANK J. B. BENTON
--------------------           ----------------------
    George L. Benton               Frank J. B. Benton


/s/ CHARLES L. BELSOM          /s/ JOHN GERRETS
---------------------          ----------------
    Charles L. Belsom              John Gerrets


/s/ BUSH BENTON                Lisette Katherine Benton
---------------
    Bush Benton

                               By:  /s/ STEPHEN G. BENTON, JR.
                                    --------------------------
                                        Stephen G. Benton, Jr.
                                        Attorney-in-Fact

                               GULF ISLAND FABRICATION, INC.


                               By:  /s/ KERRY J. CHAUVIN
                                    --------------------
                                        Kerry J. Chauvin, President

     This Exhibit excludes the following schedules and appendices which the Company will provide to the Commission upon request:

          Exhibit 4.6 Employment Agreements with each of Stephen G. Benton, Jr.,
                      Charles L. Belsom and Frank J. B. Benton.

                                      43